PRESS RELEASE

K-FED BANCORP                                                                                                                                                                                                              1.626.339.9663
1359 N. Grand Avenue                                                                                                                                                                                                        www.K-Fed.com
Covina, California 91724-1016

FOR IMMEDIATE RELEASE

For Additional Information Contact:
K. M. Hoveland (626) 339-9663
k.hoveland@kffg.com

K-FED BANCORP DECLARES QUARTERLY DIVIDEND

Covina, California – August 27, 2007 – K-Fed Bancorp announced today that its Board of Directors has declared a quarterly cash dividend of $0.10 per share on its common stock. The dividend will be paid on September 16, 2007 to the shareholders of record as of the close of business on September 6, 2007.

Net income for the three months ending June 30, 2007 was $1.2 million with earnings for basic and diluted shares of $0.09 per common share.  Net income for the year ended June 30, 2007 was $4.7 million with earnings for basic and diluted share of $0.35 per common share and $0.34 per common share, respectively.

K-Fed Mutual Holding Company, parent company of K-Fed Bancorp holding 8,861,750 of the outstanding shares, waived its receipt of the dividend.

K-Fed Bancorp is the parent corporation for Kaiser Federal Bank, a federally chartered savings association headquartered in Covina, California.  The Bank operates three full service offices and six financial service centers in California, as well as a statewide network of 54 ATMs.

K-Fed Bancorp stock trades on NASDAQ under the KFED symbol, for additional information, visit www.k-fed.com or www.kaiserfederal.com.